Exhibit 5.1


                       KRAMER LEVIN NAFTALIS & FRANKEL LLP

                                919 THIRD AVENUE

                            NEW YORK, NY 10022 - 3852


                                                                           PARIS
TEL  212-715-9100                                         47, AVENUE HOCHE 75008
FAX  212-715-8000                                         TEL (33-1) 44 09 46 00
                                                          FAX (33-1) 44 09 46 01


April 30, 2004

Internet Commerce Corporation
805 Third Avenue
New York, New York  10022

         Re:      Registration Statement on Form S-3
                  ----------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Internet Commerce Corporation, a Delaware corporation (the "Registrant"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 3,964,384 shares (the "Shares") of class A common stock, par value $.01 per share (the "Common Stock"), of the Registrant, which includes 1,132,677 shares of Common Stock issuable upon the exercise of warrants.

         In rendering our opinion, we have reviewed such documents as we have deemed appropriate to enable us to express an opinion on the matters covered hereby, including, without limitation, the Securities Purchase Agreement dated April 15, 2004 among the Registrant and purchasers identified therein (the "Purchase Agreement") and the form of Warrant Agreement dated April 20, 2004 (the "Warrants").

         In addition, in rendering our opinion, we have assumed the genuineness of all signatures on all documents reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies. As to various matters of fact material to our opinion we have, without any investigation or independent verification, relied on representations, statements and certificates of public officials and officers and representatives of the Registrant.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The shares of Common Stock covered by the Registration Statement and issued pursuant to the Purchase Agreement have been validly issued and are fully paid and non-assessable.

Kramer Levin Naftalis & Frankel LLP

Internet Commerce Corporation
April 30, 2004
Page 2



         2. The shares of Common Stock covered by the Registration Statement and issuable upon the exercise of the Warrants, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

         We do not express any opinion with respect to any law other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America. Our opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances which are currently in effect.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.



                                        Very truly yours,


                                        /s/ Kramer Levin Naftalis & Frankel LLP